Exhibit 99.1

NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2020

FISCAL 2020 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•

Revenues were $2.34 billion, a 7% decline compared to $2.52 billion in the prior year, which reflects the negative impact from currency headwinds and the absence of a one-time benefit in the prior year relating to the exit from Sun Bets

•	Net loss was ($211) million compared to net income of $128 million in the prior year. The loss includes non-cash impairment charges of $273 million
•	Total Segment EBITDA was $221 million compared to $358 million in the prior year
•	Reported EPS were ($0.39) compared to $0.17 in the prior year – Adjusted EPS were $0.04 compared to $0.17 in the prior year
•	Announced in October a multi-year content partnership with Facebook for The Wall Street Journal, Barron’s Media Group and the New York Post – expected to drive incremental revenue and Segment EBITDA
•	Expanded relationship with Apple to include News Corp publications in the U.K. and Australia for the launch of Apple News Plus in the respective regions
•	Subscribers to Dow Jones’ consumer products grew 9% to approximately 3.3 million reflecting 17% growth in digital-only subscribers at The Wall Street Journal to nearly 1.9 million
•

Revenues at Move, home of realtor.com®, grew 4% driven by 11% growth in real estate revenues compared to the prior year, with significantly larger audience, which rose 18% in the quarter, and improved lead volume

NEW YORK, NY – November 7, 2019 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2019.

Commenting on the results, Chief Executive Robert Thomson said:

“In the first quarter of Fiscal Year 2020, News Corp showed strong growth at Dow Jones and higher revenues at Move, the operator of realtor.com®, but the results were affected by pronounced currency headwinds, a particularly sluggish Australian economy and property market, and comparisons with a prior year in which there was a significant one-time revenue item.

We are pleased to note tangible progress in our efforts to secure payment for our high-quality content from digital platforms, a global cause which News Corp has led for more than a decade. With the dominant platforms under intense regulatory scrutiny, there has been a fundamental shift in the content landscape, highlighted by Facebook’s decision to pay a significant premium for our premium journalism. This development establishes a precedent that changes the terms of trade and we expect a positive financial impact at our News and Information Services segment, beginning this fiscal year.

Our efforts to simplify the company continue apace. We are in active discussions about a sale of News America Marketing and also are reviewing the potential sale of Unruly. We are taking steps to reduce our sum of the parts discount, while investing in our digital businesses, to the benefit of all shareholders.”

FIRST QUARTER RESULTS

The Company reported fiscal 2020 first quarter total revenues of $2.34 billion, 7% lower compared to $2.52 billion in the prior year period. The decline reflects an $84 million, or 3%, negative impact from foreign currency fluctuations and a $48 million, or 2%, negative impact from the absence of the net benefit related to News UK’s exit from the gaming partnership with Tabcorp for Sun Bets received in the prior year. The rest of the decline primarily reflects lower print-related advertising revenues at the News and Information Services segment, lower subscription revenues at Foxtel, continued pressure at REA Group due to challenges in the Australian housing market, and a difficult prior year comparison at the Book Publishing segment. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) declined 4%.

Net loss for the quarter was ($211) million compared to net income of $128 million in the prior year, reflecting $273 million of non-cash impairment charges, primarily at News America Marketing, lower Total Segment EBITDA, as discussed below, and lower Other, net, partially offset by higher interest income, primarily due to the settlement of cash flow hedges related to debt maturities.

The Company reported first quarter Total Segment EBITDA of $221 million, a 38% decline compared to $358 million in the prior year, reflecting lower revenues, as mentioned above, higher costs associated with Cricket Australia rights and accelerated entertainment programming cost amortization at the Subscription Video Services segment, higher operating costs at the Digital Real Estate Services segment and higher expenses at the Other segment partly related to an increase in equity compensation. Adjusted Total Segment EBITDA (as defined in Note 2) decreased 30%.

Net (loss) income per share attributable to News Corporation stockholders was ($0.39) as compared to $0.17 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.04 compared to $0.17 in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2019	2018	% Change
	(in millions)		Better/ (Worse)
Revenues:
News and Information Services	$1,149	$1,248	(8)%
Subscription Video Services	514	565	(9)%
Book Publishing	405	418	(3)%
Digital Real Estate Services	272	293	(7)%
Other	-	-	**

Total Revenues	$2,340	$2,524	(7)%

Segment EBITDA:
News and Information Services	$56	$109	(49)%
Subscription Video Services	81	113	(28)%
Book Publishing	49	68	(28)%
Digital Real Estate Services	82	105	(22)%
Other	(47)	(37)	(27)%

Total Segment EBITDA	$221	$358	(38)%

** - Not meaningful

News and Information Services

Revenues in the quarter decreased $99 million, or 8%, as compared to the prior year, reflecting a $35 million, or 3%, negative impact from foreign currency fluctuations. Within the segment, Dow Jones revenues grew 6%, while revenues at News America Marketing and News Corp Australia declined 10% and 11%, respectively. Revenues at News UK declined 22%, primarily due to the absence of the $48 million net benefit related to the exit from the gaming partnership in the prior year. Adjusted Revenues for the segment decreased 5% compared to the prior year.

Advertising revenues declined 8% compared to the prior year, of which $15 million, or 3%, was related to the negative impact from foreign currency fluctuations. The remainder of the decline was driven by weakness in the print advertising market, primarily in Australia, and lower home delivered revenues, which include free-standing insert products, at News America Marketing. The declines were mitigated by stable advertising revenues at News UK (growth in local currency) and growth at Dow Jones. Advertising revenues at Dow Jones increased 2% in the quarter, driven by the strong growth in digital advertising. Digital revenues represented 42% of total Dow Jones advertising revenues in the quarter.

Circulation and subscription revenues increased 1%, which includes a $15 million, or 3%, negative impact from foreign currency fluctuations. Circulation and subscription revenues again benefited from a healthy contribution from Dow Jones, which saw a 6% increase in its circulation revenues, reflecting 17% digital paid subscriber growth at The Wall Street Journal and subscription price increases, and continued growth in its Risk & Compliance products. Dow Jones’ consumer products reached approximately 3.3 million total subscribers, reflecting a 9% increase compared to the prior year. Price increases and digital subscriber growth at other mastheads also contributed to the results. These increases were largely offset by lower print volume in Australia and the U.K.

Segment EBITDA decreased $53 million in the quarter, or 49%, as compared to the prior year, primarily due to the absence of the benefit related to the exit from the gaming partnership, as mentioned above. The results also reflect lower revenues at News Corp Australia and News America Marketing, which were offset by cost savings initiatives and lower newsprint, production and distribution costs, as well as higher contribution from Dow Jones. Adjusted Segment EBITDA (as defined in Note 2) decreased 46%.

Digital revenues represented 34% of News and Information Services segment revenues in the quarter, compared to 33% in the prior year. Digital revenues in the prior year included the gaming partnership-related benefit at News UK. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 38% of their combined revenues, and at Dow Jones, digital accounted for 56% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended September 30, 2019 were 1,854,000, compared to 1,584,000 in the prior year (Source: Internal data)
•	Closing digital subscribers at News Corp Australia’s mastheads as of September 30, 2019 were 542,400, compared to 442,400 in the prior year (Source: Internal data)
•	The Times and Sunday Times closing digital subscribers as of September 30, 2019 were 312,000, compared to 263,000 in the prior year (Source: Internal data)
•	The Sun’s digital offering reached approximately 129 million global monthly unique users in September 2019 (Source: Google Analytics; prior year comparable statistic unavailable due to source change)

Subscription Video Services

Revenues in the quarter decreased $51 million, or 9%, compared with the prior year, of which $34 million, or 6%, was due to the negative impact from foreign currency fluctuations. The remainder of the revenue decline was driven by the impact from lower broadcast subscribers and changes in the subscriber package mix, partially offset by higher revenues from Foxtel’s OTT products, Kayo and Foxtel Now. Adjusted Revenues for the segment decreased 3% compared to the prior year.

As of September 30, 2019, Foxtel’s total closing subscribers were 3.065 million, an increase of 6% compared to the prior year, primarily due to the launch of Kayo and modest subscriber growth at Foxtel Now, partially offset by lower broadcast subscribers. 2.326 million of the total closing subscribers were broadcast and commercial subscribers, and the remainder consisted of Foxtel Now and Kayo subscribers. As of September 30, 2019, there were 430,000 Kayo subscribers, of which 364,000 were paying subscribers, and 385,000 Foxtel Now subscribers, of which 375,000 were paying subscribers. As of November 5th, there were 402,000 paying Kayo Subscribers. Broadcast subscriber churn in the quarter was 14.4% compared to 12.9% in the prior year, reflecting the impact of the price increase implemented in October 2018 as well as increased volume of churn from lower-value customers on expiring contracts, and was lower than the prior quarter. Broadcast ARPU for the quarter increased 2% compared to the prior year to approximately A$78 (US$53).

Segment EBITDA in the quarter decreased $32 million, or 28%, compared with the prior year, primarily due to lower revenues, $16 million of higher sports programming costs related to Cricket Australia and $14 million higher non-cash expense related to the acceleration of entertainment programming cost amortization, partially offset by lower overhead costs. Adjusted Segment EBITDA decreased 24%.

Book Publishing

Revenues in the quarter declined $13 million, or 3%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $5 million, or 1%. The revenue decline was primarily due to lower sales of Girl, Wash Your Face by Rachel Hollis, The Hate U Give by Angie Thomas and The Subtle Art of Not Giving a F*ck by Mark Manson. Digital sales declined 5% compared to the prior year, primarily due to the lower overall sales, and represented 22% of Consumer revenues for the quarter. Segment EBITDA for the quarter declined $19 million, or 28%, from the prior year, primarily due to the different mix of titles.

Digital Real Estate Services

Revenues in the quarter declined $21 million, or 7%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $10 million, or 3%. Segment EBITDA in the quarter declined $23 million, or 22%, compared to the prior year, primarily due to lower revenues, higher costs associated with the acquisition of and continued investment in Opcity and the $5 million negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA declined 5% and 2%, respectively.

In the quarter, revenues at REA Group decreased 14% to $149 million from $173 million in the prior year, primarily due to lower revenues associated with weakness in listing volumes and fewer new project launches, the negative impact from foreign currency fluctuations and the extended duration of Premiere All listings.

Move’s revenues in the quarter increased 4% to $123 million from $118 million in the prior year, primarily due to 11% growth in its real estate revenues, partially offset by lower revenues from software and services. The increase in real estate revenues, which represent 80% of total Move revenues, reflects the acquisition of Opcity, growth in audience and higher lead volume. Realtor.com® continued to migrate leads from its ConnectionsSM Plus product to its performance-based Opcity product, as it further evolves and scales its platform. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal first quarter grew 18% year-over-year to approximately 71 million, with mobile representing more than half of all unique users.

CASH FLOW

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the three months ended September 30,
	2019	2018
	(in millions)

Net cash provided by operating activities	$27	$113
Less: Capital expenditures	(117)	(133)

	(90)	(20)
Less: REA Group free cash flow	(28)	(38)
Plus: Cash dividends received from REA Group	35	37

Free cash flow available to News Corporation	$(83)	$(21)

Net cash provided by operating activities of $27 million for the three months ended September 30, 2019 was $86 million lower than $113 million in the prior year period, primarily due to lower Total Segment EBITDA as noted above, partially offset by lower working capital.

Free cash flow available to News Corporation in the three months ended September 30, 2019 was ($83) million compared to ($21) million in the prior year period. The decline was primarily due to lower cash provided by operating activities, as mentioned above, partially offset by lower capital expenditures. Foxtel’s capital expenditures for the three months ended September 30, 2019 were $66 million, compared to $69 million in the prior year period.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:30pm EST on November 7, 2019. To listen to the call, please visit http://investors.newscorp.com.

Annual Meeting of Stockholders

News Corporation will provide a live audio webcast of its 2019 Annual Meeting of Stockholders to be held in New York, New York on Wednesday, November 20, 2019, beginning at 10:00am EST. The webcast will be available via http://newscorp.com/annual-meeting-information. A replay will be available at the same location for a period of time following the meeting.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions such as the strategic review and potential sale of NAM and Unruly, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: news and information services, subscription video services in Australia, book publishing and digital real estate services. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:

Investor Relations

Michael Florin

212-416-3363

mflorin@newscorp.com

Leslie Kim

212-416-4529

lkim@newscorp.com

Corporate Communications

Jim Kennedy

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2019	2018

Revenues:
Circulation and subscription	$995	$1,034
Advertising	608	664
Consumer	387	400
Real estate	218	227
Other	132	199

Total Revenues	2,340	2,524

Operating expenses	(1,337)	(1,340)
Selling, general and administrative	(782)	(826)
Depreciation and amortization	(162)	(163)
Impairment and restructuring charges	(297)	(18)
Equity losses of affiliates	(2)	(3)
Interest income (expense), net	4	(16)
Other, net	4	20

(Loss) income before income tax benefit (expense)	(232)	178
Income tax benefit (expense)	21	(50)

Net (loss) income	(211)	128
Less: Net income attributable to noncontrolling interests	(16)	(27)

Net (loss) income attributable to News Corporation stockholders	$(227)	$101

Weighted average shares outstanding:
Basic	587	584
Diluted	587	586

Net (loss) income attributable to News Corporation stockholders per share - basic and diluted	$(0.39)	$0.17

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of September 30, 2019	As of June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,441	$1,643
Receivables, net	1,540	1,544
Inventory, net	402	348
Other current assets	416	515

Total current assets	3,799	4,050

Non-current assets:
Investments	329	335
Property, plant and equipment, net	2,433	2,554
Operating lease right-of-use assets	1,290	-
Intangible assets, net	2,239	2,426
Goodwill	4,885	5,147
Deferred income tax assets	305	269
Other non-current assets	953	930

Total assets	$16,233	$15,711

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$406	$411
Accrued expenses	1,167	1,328
Deferred revenue	448	428
Current borrowings	622	449
Other current liabilities	849	724

Total current liabilities	3,492	3,340

Non-current liabilities:
Borrowings	707	1,004
Retirement benefit obligations	258	266
Deferred income tax liabilities	274	295
Operating lease liabilities	1,329	-
Other non-current liabilities	344	495
Commitments and contingencies

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,174	12,243
Accumulated deficit	(2,200)	(1,979)
Accumulated other comprehensive loss	(1,266)	(1,126)

Total News Corporation stockholders’ equity	8,714	9,144
Noncontrolling interests	1,115	1,167

Total equity	9,829	10,311

Total liabilities and equity	$16,233	$15,711

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the three months ended September 30,
	2019	2018
Operating activities:
Net (loss) income	$(211)	$128
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	162	163
Operating lease expense	43	-
Equity losses of affiliates	2	3
Cash distributions received from affiliates	2	4
Impairment charges	273	-
Other, net	(4)	(20)
Deferred income taxes and taxes payable	(45)	31
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,551)	(21)
Inventories, net	(72)	(23)
Accounts payable and other liabilities	1,428	(152)

Net cash provided by operating activities	27	113

Investing activities:
Capital expenditures	(117)	(133)
Acquisitions, net of cash acquired	-	1
Investments in equity affiliates and other	(5)	(10)
Proceeds from dispositions	-	5
Proceeds from property, plant and equipment and other asset dispositions	3	-
Other, net	1	16

Net cash used in investing activities	(118)	(121)

Financing activities:
Borrowings	199	131
Repayment of borrowings	(290)	(192)
Dividends paid	(22)	(23)
Other, net	18	(40)

Net cash used in financing activities	(95)	(124)

Net change in cash and cash equivalents	(186)	(132)
Cash and cash equivalents, beginning of period	1,643	2,034
Exchange movement on opening cash balance	(16)	(16)

Cash and cash equivalents, end of period	$1,441	$1,886

NOTE 1 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net (loss) income to Total Segment EBITDA.

	For the three months ended September 30,
	2019	2018	Change	% Change
	(in millions)
Net (loss) income	$(211)	$128	$(339)	**
Add:
Income tax (benefit) expense	(21)	50	(71)	**
Other, net	(4)	(20)	16	80%
Interest (income) expense, net	(4)	16	(20)	**
Equity losses of affiliates	2	3	(1)	(33)%
Impairment and restructuring charges	297	18	279	**
Depreciation and amortization	162	163	(1)	(1)%

Total Segment EBITDA	$221	$358	$(137)	(38)%

** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2019 and 2018.

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2019	2018	Difference	2019	2018	Difference
	(in millions)			(in millions)

As reported	$2,340	$2,524	$(184)	$221	$358	$(137)
Impact of acquisitions	(16)	-	(16)	15	-	15
Impact of divestitures	-	(7)	7	-	(1)	1
Impact of foreign currency fluctuations	84	-	84	13	-	13
Net impact of U.K. Newspaper Matters	-	-	-	2	2	-

As adjusted	$2,408	$2,517	$(109)	$251	$359	$(108)

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2019 and 2018 are as follows:

	For the three months ended September 30,
	2019	2018	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,175	$1,243	(5) %
Subscription Video Services	548	565	(3) %
Book Publishing	410	418	(2) %
Digital Real Estate Services	275	291	(5) %
Other	-	-	**

Adjusted Total Revenues	$2,408	$2,517	(4) %

Adjusted Segment EBITDA:
News and Information Services	$58	$108	(46) %
Subscription Video Services	86	113	(24) %
Book Publishing	49	68	(28) %
Digital Real Estate Services	103	105	(2) %
Other	(45)	(35)	(29) %

Adjusted Total Segment EBITDA	$251	$359	(30) %

** - Not meaningful

Foreign Exchange Rates

Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months ended September 30, 2019 and 2018 are as follows:

	For the three months ended September 30,
	2019	2018
Australian Dollar / U.S. Dollar	0.69	0.73
British Pound Sterling / U.S. Dollar	1.23	1.30

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2019 and 2018.

	For the three months ended September 30, 2019
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,149	$(9)	$-	$35	$-	$1,175
Subscription Video Services	514	-	-	34	-	548
Book Publishing	405	-	-	5	-	410
Digital Real Estate Services	272	(7)	-	10	-	275
Other	-	-	-	-	-	-

Total Revenues	$2,340	$(16)	$-	$84	$-	$2,408

Segment EBITDA:
News and Information Services	$56	$-	$-	$2	$-	$58
Subscription Video Services	81	(1)	-	6	-	86
Book Publishing	49	-	-	-	-	49
Digital Real Estate Services	82	16	-	5	-	103
Other	(47)	-	-	-	2	(45)

Total Segment EBITDA	$221	$15	$-	$13	$2	$251

	For the three months ended September 30, 2018
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,248	$-	$(5)	$-	$-	$1,243
Subscription Video Services	565	-	-	-	-	565
Book Publishing	418	-	-	-	-	418
Digital Real Estate Services	293	-	(2)	-	-	291
Other	-	-	-	-	-	-

Total Revenues	$2,524	$-	$(7)	$-	$-	$2,517

Segment EBITDA:
News and Information Services	$109	$-	$(1)	$-	$-	$108
Subscription Video Services	113	-	-	-	-	113
Book Publishing	68	-	-	-	-	68
Digital Real Estate Services	105	-	-	-	-	105
Other	(37)	-	-	-	2	(35)

Total Segment EBITDA	$358	$-	$(1)	$-	$2	$359

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported net (loss) income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2019 and 2018.

	For the three months ended September 30, 2019			For the three months ended September 30, 2018
(in millions, except per share data)	Net (loss) attributable to stockholders	EPS		Net income attributable to stockholders	EPS
Net (loss) income	$(211)	$		$128	$
Less: Net income attributable to noncontrolling interests	(16)			(27)

Net (loss) income attributable to News Corporation stockholders	$(227)		$(0.39)	$101		$0.17
U.K. Newspaper Matters	2		-	2		-
Impairment and restructuring charges(a)	297		0.50	18		0.03
Other, net	(4)		-	(20)		(0.03)
Tax impact on items above	(41)		(0.07)	(4)		-
Impact of noncontrolling interest on items included above	(1)		-	-		-

As adjusted	$26		$0.04	$97		$0.17

(a)	During the three months ended September 30, 2019, the Company recognized $273 million of non-cash impairment charges, primarily at News America Marketing.